                                                                     EXHIBIT 4.3

                          LOAN AND SECURITY AGREEMENT

         THIS LOAN AND SECURITY AGREEMENT is made this date by and between Dunvegan Mortgage Corporation and Veridien Corporation, to wit:


1.       DEFINITIONS.  As used in this Agreement:

         A.       "Date of Agreement" is October 19, 1995.

         B.       "Borrowers" is Veridien Corporation, a Delaware corporation.

         C. "Business Plan" is the detailed business plan of Borrower, delivered to Lender in accordance with Section 8. A. (1) hereof, which shall be prepared by and be the sole responsibility of Borrower, and shall be in form, substance and all other respects satisfactory to Lender and shall include a projected balance sheet, income and cash flow statements (both monthly and cumulatively by month), a sales and marketing plan, an operations overview and Borrower's forecast of its plans and intentions with respect to research, development and Sterix technology for the periods presented. The Business Plan shall contain all of the above data for each month during the period presented. All references herein to compliance with the Business Plan shall be subject to the provisions of Section 4. A. 2(iii) hereof and to Exhibit 4. A. 2)iii.

         D. "Lender" is Dunvegan Mortgage Corporation, a Delaware corporation, and its assigns.

         E. "Common Stock" is the common stock, par value $.001 per share of the Borrower and any class of capital stock of the Borrower now or hereafter authorized having the right to share in disbursements either of earnings or assets of the Borrower without limit as to amount or percentage.

         F. "Customer" means a party indebted or obligated to Borrower or a Party against which Borrower has a claim or a receivable.

         G. "Collateral" means, the following, whether now owned, or hereafter acquired and/or developed:

                  (1) All products, patents, copyrights and trademarks of Borrower; all intellectual property, formulae, research data and regulatory approvals owned by Borrower or used by Borrower in the conduct of its business;

                  (2) All receivables and all guaranties of receivables and security therefor; all Inventory and all products thereof; and all proceeds of all and any of the foregoing in whatever form received, whether cash or non-cash;

                  (3) All of the right title and interest of Borrower in and with respect to the goods, services, or other property that gave rise to or secure any of the Receivables, Inventory, or other Collateral and insurance policies and proceeds relating thereto, and all of the rights of Borrower as an unpaid seller of goods or services, including, without limitation, the rights of stoppage in transit, replevin, reclamation, and resale;


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                  (4)      All instruments, documents, securities, cash, and
         property and proceeds of any of the foregoing, owned by Borrower or in which Borrower has an interest;

                  (5) An contracts, contract rights, promissory notes and all evidences of indebtedness in favor of Borrower;

                  (6) All shares, stocks, warrants, bonds, debentures, or other securities of all corporations now or hereafter owned by, pledged or assigned to the Borrower, together with all renewals thereof, subscriptions therefor, accretions thereto and all rights or claims in respect thereof and all interests of Borrower in any other business ventures.

                  (7) All furniture, fixtures, files, books, records, equipment, laboratory equipment and supplies, manufacturing equipment and supplies of the Borrower, and all documents, contract rights, general intangibles and instruments relating to the operation or management of the equipment, including, without limitation, any and all maintenance contracts, permits, licenses, franchises and government approvals, and all replacements and additions thereto.

                  (8) All proceeds of each of the foregoing whether cash or otherwise.

         H. "Loan Documents" is this Agreement and all other documents and instruments executed in connection herewith (including without limitation, all documents and instruments evidencing, securing, governing, guaranteeing and/or pertaining to the indebtedness created or arising hereunder, the Warrant Agreement and the Warrant Certificates).

         I. "Receivables" means all accounts, contract rights, instruments, documents, chattel paper, and general intangibles (including, without limitation, choses in action, tax refunds, and insurance proceeds): all other obligations or indebtedness owed to Borrower from whatever source arising; all rights of Borrower to receive any payments in money or kind; and all of the foregoing, whether now existing or hereafter created or acquired;

         J. "Inventory" means all goods, merchandise, and other personal property now owned or hereafter acquired by Borrower that are held for sale or lease, or are furnished or to be furnished under any contract of service or are raw materials, work in process, packaging, labels, supplies, or materials used or consumed in Borrower's business, and all products thereof, and substitutions, replacements, additions, or accessions thereto.

         K. "Obligations" means any and all indebtedness, obligations and liabilities of Borrower to Lender of every kind and description, direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising, regardless of how the same arise or by what instrument, agreement, or book account they may be evidenced, or whether evidenced by any instrument, agreement, or book account, including, without limitation: all loans (including any loan by renewal or extension); all indebtedness, all undertakings to take or refrain from taking any action; and all interest, taxes, fees, charges, expenses, and attorney's fees chargeable to Borrower or incurred by Lender under this Agreement or in any other document or instrument delivered hereunder or as a supplement hereto.

         L.       "Event of Default" means each and every event specified in
Section 9 of this Agreement.



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         M.       "Master Promissory Note,", "Promissory Note", or "Note" shall mean the promissory note or notes issued pursuant to this Agreement.

         N. "Warrant Agreement" or "Warrant Agreements" refers to the agreement between Borrower and Lender relating to the issuance of Common Stock purchase warrants to be delivered to the Lender hereunder.

         O. "Warrant Certificate" or "Warrants" refers to the Common Stock purchase warrants to be issued pursuant to the Warrant Agreements.

         P. "Guarantor" or "Guarantors" shall refer to each wholly or majority owned subsidiary of Borrower.

                  To the extent not defined in this Section 1, unless the context otherwise requires, all other terms contained in this Agreement shall have the meanings attributed to them by Article 9 of the Uniform Commercial Code in force in the State of Delaware as of the date of the Agreement, to the extent the same are used or defined therein.


2.  Representations and Warranties.

         As a material inducement to Lender to make loans to Borrower hereunder, Borrower represents and warrants to Lender, and such representations and warranties shall be continuing representations and warranties during the term of this Agreement and so long thereafter as any Obligations shall remain outstanding, as follows:

         A. Borrower has been duly incorporated and organized and is existing as a corporation in good standing under the laws of Delaware and is duly qualified and in good standing as a foreign corporation in the State of Florida and those other jurisdictions where the conduct of its business or the ownership of its property requires qualification. Borrower has the power and authority to own its properties and assets, to conduct its business, to enter into and perform this Agreement, and any other document or instrument delivered in connection herewith, and to incur the Obligations. Exhibit 2.A. is a list of the subsidiaries of the Borrower and all corporations, limited liability companies, partnerships, joint ventures, research partnerships or other businesses in which Borrower has an interest. Except as set forth in Exhibit 2.A.1 attached hereto, Borrower has not made or received any material written or oral proposals which are now pending relating to control of the Company or to financing committments, other than the proposal with the Lender; is not engaged in any contract negotiations or discussions, nor is otherwise engaged or involved in any transaction at any stage involving the securities, assets or business prospects of the Borrower with or from any third party.

         B. Except as set forth in Exhibit 2.B. attached hereto, Borrower utilizes no trade names in the conduct of its business, has not changed its name, been the surviving entity in a merger, acquired any business, or changed the location of its chief place of business or chief executive office or the location of its records with respect to Receivables or the location of any of the Inventory.

         C. Borrower is not in default with respect to any agreement to which it is a party or by which it is bound, except as disclosed herein. The execution and performance of this Agreement and any other document or instrument to be delivered hereunder or as a supplement hereto will not violate any law or the terms of the incorporation document or bylaws of Borrower,



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nor will it violate or result in a default or in the creation or imposition of any lien or encumbrance upon any of the assets of Borrower (immediately, with the passage of time, or with the giving of notice and the passage of time) under any other contract, agreement, or instrument to which Borrower is a party or by which Borrower is bound, nor will it result in the acceleration of any obligation under any mortgage, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment, or decree, or in the termination of any license, franchise, lease, or permit, to which Borrower is a party or by which it is bound; and it will not violate or conflict with any other restriction of any kind or character to which Borrower is subject.

         D. This Agreement and any document or instrument to be delivered hereunder or as a supplement hereto and the transactions contemplated hereby or thereby have been duly authorized and/or executed and delivered, as appropriate, and constitute valid and legally binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms.

         E. There is no claim, loss, loss contingency, claim for indemnity, litigation, or proceeding whether or not pending, threatened, or imminent against or otherwise affecting Borrower that involves the possibility of any judgment or liability not fully covered by insurance or that may result in an adverse change in the business, properties, or condition, financial or otherwise, of Borrower, except, Pennington v. Veridien Corporation, et. al., pending the United States District Court for the Middle District of Florida, Tampa Division, which is addressed in the attachment to counsel's opinion delivered pursuant to Section 3.D.(5). Attached hereto as Exhibit 2.E. is a true and correct list of all claims, loss contingencies, litigation or proceedings involving the Borrower or any of its subsidiaries as of the date hereof. There exists no judgment, order, injunction or other restraint issued or filed against the Borrower, its property or rights or which prohibits or adversely affects this Agreement or the transactions contemplated hereby.

         F. Except as set forth in Exhibit 2.F., Borrower is the owner of its properties, free and clear of all security interests, encumbrances, or liens, except liens that arise by operation of law with respect to obligations of Borrower that are not yet due and payable. Borrower will defend its properties against all claims and demands of all persons at any time claiming an interest therein. Inventory is and shall at all times be of good and merchantable quality, free from all defects.

         G. Attached hereto as Exhibit 2.G. are the financial statements of the Borrower. The financial statements furnished to Lender by Borrower include the audited consolidated statements for the Borrower for the fiscal year ended December 31, 1994 and the quarterly financial statements of the Borrower for the fiscal quarters ending March 31, 1995 and June 30, 1995. Such statements fairly present the financial condition of the Borrower included therein as of the dates set forth therein. The quarterly financial statements were prepared by the Borrower based upon the unaudited balance sheets of the Borrower and dated as of March 31, 1995 and June 30, 1995 and were prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), with only such adjustments which are normal, recurring, year end adjustments. As of the date hereof, there are no contingent obligations, contingent liabilities, or liabilities for taxes, long-term leases or unusual or forward long term commitments which have not been listed in such financial statements or otherwise disclosed in the Exhibits to this Agreement.

         H. The address of the chief executive office and chief place of business of Borrower is 800 Sarasota Quay, Sarasota, Florida 34236 and Borrower has no other place of business except as listed on Exhibit 2.H. hereto. All records pertaining to the Inventory and Receivables (including computer records) and all Inventory (including return items thereof), all files reports,



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documents and materials related to the Borrower's products, market development, present or potential clients, and all financial records, files, filings and records of any kind relating to the operations of the Borrower are kept at Borrower's said address except as listed on Exhibit 2.H. hereto.

         I. Borrower has filed all federal, state, and local tax returns and other reports it is required to file, is not delinquent with respect to any such filings or payments and has paid or made adequate provision for payment of all such taxes, assessments, and other governmental charges.

         J. No event has occurred and is continuing which constitutes a Potential Event of Default or an Event of Default under the terms of this Agreement or the Loan Documents other than as set forth in Exhibit 2.J. hereto.

         K. Attached hereto as Exhibit 2.K. is a list of all material contractual obligations of the Borrower, whether written or oral. Except as set forth in said Exhibit 2.K. neither the Borrower nor any of its subsidiaries is in default under any contractual obligation to which it is a party or by which its property is bound.

         L. Borrower has complied in all material respects with all applicable statutes, regulations, ordinances, court decrees, or other directives of the United States of America, and all states, counties, municipalities, and agencies with respect to the manufacture and sale of its goods, the rendition of its services, and/or the conduct of its business.

         M. The capitalization of Borrower is as set forth in Exhibit 2.M. hereto. As of the date hereof all outstanding shares of each class of shares issued by Borrower are duly authorized, fully paid and nonassessable. Except as set forth in Exhibit 2.M. and as provided for herein, there are no outstanding securities, warrants, options, agreements, rights or other agreements of any nature that require Borrower to issue any securities of the Borrower or its equivalent in cash or other property to any person or entity.

         N. As of the date hereof, no class of security or security holder has preemptive rights.

         O. Attached hereto as Exhibit 2.0. is a list of all patents, patent applications, trademarks, trademark applications, copyrights, copyright applications, inventions and other intellectual properties of the Borrower. Except as further set forth in said Exhibit 2.0., the Borrower owns or holds valid licenses in all trademarks, copyrights, patents, patent rights and licenses used in the conduct of Borrower's business as of the date hereof. Except as set forth in said Exhibit, there has been no charge or threat of charge of any infringement against the Borrower by any third party, nor has Borrower infringed on any unexpired trademark, patent, patent registration, copyright, copyright registration or other proprietary right of any third party.

         P. All permits, licenses, and other governmental authorizations needed by Borrower to carry on its business as it exists or is contemplated have been obtained and are in full force and effect and have not been modified or amended, except for such permits, licenses and governmental authorizations which are not material to the conduct of Borrower's business. No breach exists with respect to any such permit, license or governmental authorization which would have a material adverse effect on the business, financial condition and/or operations of Borrower as they now exist or are contemplated to exist.



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         Q.       Exhibit 2.Q hereto is a list of all environmental permits
obtained by Borrower or necessary for use in the operation of the business of Borrower. Except as set forth in Exhibit 2.Q. attached hereto,

                  1) The Borrower has obtained all permits, licenses and other authorizations which are required under the Environmental Protection Act and Environmental Safety Laws and which are applicable to the conduct of the Borrower's business (collectively, "Environmental Permits");

                  2) The Borrower has complied in all respects and is in compliance with the terms and conditions of the Environmental Protection Act and all such Environmental Permits and has complied and is in compliance with the Environmental Protection Act and Environmental Safety Laws;

                  3) No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation is pending or, to the Borrower's best knowledge, threatened by any person with respect to any alleged failure to obtain any Environmental Permits or any violation of any Environmental and Safety Laws, or with respect to the generation, treatment, storage, recycling, transportation, discharge or disposal, or any release or threatened release of any hazardous materials;

                  4) No property or facility now owned or operated, or previously owned or operated, by the Borrower has been or is presently operated in a manner which requires permitting as a hazardous waste treatment, storage or disposal facility for purposes of any Environmental and Safety Law;

                  5) None of the following is present at any property or facility now owned or operated, or previously owned or operated, by the Borrower: (i.) poly-chlorinated biphenyls contained in electrical or other equipment; or (ii.) asbestos containing insulation or building materials;

                  6) There are no active or inactive underground storage tanks present at any property or facility now or previously owned or operated by the Borrower;

                  7) There has been no release of hazardous materials into the environment at or from any property or facility now owned or operated, or previously owned or operated, by the Borrower so as to give rise to any present or future liability or obligation under any Environmental and Safety Laws;

                  8) No liens have arisen under or pursuant to any Environmental and Safety Law on any property or facility now owned or operated, or previously owned or operated, by the Borrower, no governmental actions have been taken or are in process which could subject any such properties or facilities to such liens, and the Borrower would not be required to place any notice or restriction relating to the presence of hazardous materials in any deed to such property or facility;

                  9) There have been no environmental investigations, studies, audits, tests, reviews or other analyses of any property or facility now or previously owned or operated by the Borrower as of the date hereof which have not been provided to Lender;



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                  10)      Without limiting the generality of the foregoing,
         there are no other facts, events or conditions, relating to the past or present operations, properties or facilities of the Borrower which may give rise to any liability under any Environmental and Safety Laws.

         R. Exhibit 2.R. hereto is a list of all permits, licenses and approvals from the Federal Drug Administration obtained by Borrower or used by Borrower in the operation of its business. Except as set forth in Exhibit 2.R.

                  1) The Borrower has obtained all permits, licenses and other authorizations which are required under federal or state health or drug laws and regulations which are necessary for and applicable to the conduct of the Borrower's business as it is now conducted (collectively, "FDA Permits");

                  2) The Borrower has complied in all respects and is in compliance with the terms and conditions of all such FDA Permits and has complied and is in compliance with all such laws and regulations;

                  3) No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation is pending or, to the Borrower's best knowledge, threatened by any person with respect to any alleged failure to obtain any FDA Permits or any violation of any health or drug safety Laws;

         S. Borrower is not entering into the arrangements contemplated by this Agreement and the Loan Documents with actual intent to hinder, delay or defraud either present or future creditors. On and as of the closing date on a pro forma basis after giving effect to the transactions contemplated by this Agreement and to all debts incurred or to be created in connection herewith.

                  1) the present fair salable value of the assets of the Borrower (on a going concern basis) will exceed the probable liability of the Borrower on its debts (including its contingent liabilities);

                  2) the Borrower has not incurred, nor does it intend to or believe that it will incur, debts, including any contingent liabilities, beyond its ability to pay such debts as such debts mature (taking into account the timing and amounts of cash to be received from any source, and of amounts to be payable on or in respect of debts), and the amount of cash available to Borrower, after taking into account all other anticipated uses of funds, is anticipated to be sufficient to pay all such amounts on or in respect of debts, when such amounts are required to be paid; and

                  3) Borrower will have sufficient capital with which to conduct its present and proposed business and the property of Borrower does not constitute unreasonably small capital with which to conduct its present or proposed business.

                           For purposes of this Section S. "debt" means any liability on a (i) right to payment whether or not such a right is reduced to judgment liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such a right to an equitable remedy is reduced to



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         judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

         T. The Borrower has no pension, retirement, profit sharing or other employee benefit plans.

         U. No representation, warranty, or statement by Borrower contained herein or in any certificate or other document furnished or to be furnished by Borrower pursuant hereto contains or at the time of delivery shall contain any untrue statement of fact, or omits, or shall omit at the time of delivery, to state a fact necessary to make it not misleading.

         V. No consent or approval of any person, no waiver of any lien or other similar right, and no consent, license, approval, authorization, or declaration of any governmental authority, bureau, or agency is or will be required in connection with the execution, delivery, performance, or enforcement, or validity or priority of this Agreement or any other agreement, instrument, or document to be executed or delivered in connection herewith.

         W. All of the issued and outstanding shares of the capital stock of each subsidiary of the Borrower are validly issued, fully paid and non-assessable and all of the issued and outstanding shares of stock of each subsidiary of the Borrower are owned by the Borrower free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, charges, encumbrances and restrictions of every nature.


3.  CLOSING AND CONDITIONS TO CLOSING.

         A. The closing of this transaction shall be held at such time and date as may be agreed upon by the Lender and the Borrower.

         B. On the closing date the Borrower shall execute and deliver to the Lender the Loan Documents as described in Exhibit 3.B. hereto.

         C. If the Borrower shall fail to tender such documents to Lender or the closing date or the conditions to closing which are specified herein shall not have been fulfilled to the satisfaction of the Lender, Lender shall at its sole option be relieved of all further obligations under this Agreement.

         D. The obligations of the Lender hereunder are subject to the fulfillment to the satisfaction of Lender prior to or at the time of the closing and at the time of the advance of funds under Tranche No. 1 of the following conditions:

                  1) The representations and warranties of the Borrower contained in this Agreement and otherwise made in writing by the Borrower pursuant to this Agreement shall, have been true when made and shall be true at the time of the closing and at the time of the advance of funds under Tranche No. 1 with the same effect as though such representations and warranties had been made at such time, except for changes resulting from the consummation of the transactions contemplated by this Agreement or referred to herein.

                  2) The Borrower shall have performed and complied with all agreements and conditions contained herein required to be performed or complied with by it prior to



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         or at the time of the closing and at the time of the advance of funds under Tranche No. 1, and at such time the Borrower shall not be in default in the performance of or compliance with any of the provisions of this Agreement.

                  3) The Borrower shall have delivered to the Lender a certificate, dated the Closing Date, and at the time of the advance of funds under Tranche No. 1, as the case may be, signed by the President, certifying as to the fulfillment of the conditions specified in Section D 1) and 2) hereof.

                  4) All legal proceedings in connection with the transactions contemplated by this Agreement and all documents and legal opinions incident thereto shall be satisfactory in all respects to Lender, and Lender shall have received such counterpart originals or certified or other copies of such documents as Lender may reasonably request.

                  5) Under shall have received the following opinion (or opinions, if necessary) of counsel to the Borrower dated as of the closing date and satisfactory to Lender to the effect that:

                           a)       The Borrower is a corporation duly
                  organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

                           b) The Borrower is duly licensed or qualified to do business and in good standing as a foreign corporation in Florida and all other jurisdictions in which the nature of the activities conducted by it and/or the character of the assets owned and leased by it makes such license or qualification necessary.

                           c)       The execution and delivery of this
                  Agreement and of the Loan Documents have been duly authorized by all necessary corporate action on the part of the Borrower (no action by the stockholders of the Borrower being required by law, the Borrower's Certificate of Incorporation, the bylaws of the Borrower or otherwise), have been duly authorized and delivered by a duly authorized officer of the Borrower and each constitutes a valid and binding agreement of the Borrower, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application then in effect.

                           d) No consent or approval of any person, no waiver of any lien or other similar right, and no consent, license, approval, authorization, or declaration of any governmental authority, bureau, or agency is or will be required in connection with the execution, delivery, performance, or enforcement, or validity or priority of this Agreement or any other agreement, instrument, or document to be executed or delivered in connection herewith, or if so required have been obtained and are in full force and effect.

                           e) All of the issued and outstanding shares of the capital stock of each subsidiary of the Borrower are validly issued, fully paid and non-assessable and, to the best of such counsel's knowledge, all of the issued and outstanding



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                  shares of stock of each subsidiary of the Borrower are owned by the Borrower free and clear of all mortgages, pledges, liens, security interests, conditionals sales agreements charges, encumbrances and restrictions of every nature.

                           f) Borrower is the owner of the patents, trademarks, copyrights and other intellectual property claimed by the Borrower and necessary for the conduct of its business. The operations of Borrower do not infringe on any patents, patent applications, trademarks, trade names or copyrights of others, nor do the trademarks currently utilized by Borrower infringe on the trademarks of others, and Borrower has not received any notice of infringement.

                           g) The transactions contemplated by this Agreement, including the issuance of the Warrants, are exempt from registration under the securities laws of the United States and any state to which this transaction relates. The Borrower is in compliance in all respects with the reporting requirements of the Securities and Exchange Act of 1934, and the execution of this Agreement and the performance of transactions contemplated thereby will not violate or void the conditions of any exemption relied upon by Borrower in any previous offering of its securities.

                           h) The representations and warranties of the Borrower contained in this Agreement or in any certificate or document contemplated under this Agreement to be delivered are true and correct and each of the covenants and agreements contained in this Agreement or in any of the Loan Documents to be performed by the Borrower and each of the conditions contained in this Agreement or in any of the Loan Documents to be fulfilled or complied with by the Borrower has been or will be duly and timely performed, fulfilled or complied with in all respects.


4.  LOAN AND PAYMENT PROVISIONS.

         A. Subject to the terms and conditions of this Agreement, Lender shall in its sole discretion, lend to Borrower up to a total of $2,500,000, which may be drawn as follows:

                  1) $20,000 Initial advance to fund Borrower's requirements for the period October 20, 1995 to October 31, 1995.

                  2) $260,000 (Tranche 1) upon fulfilling the conditions set forth in Section 3 hereof. The advance of funds under Tranche 1 shall follow the execution of this Agreement and the Loan Documents.

                  3) $150,000 (Tranche 2) upon satisfaction of the following conditions:

                           i. Neither the Borrower nor any Guarantor shall be in default of any of its obligations in any agreement with the Lender, or of any other agreement to which the Borrower or any Guarantor is a party, nor shall Borrower or any Guarantor be in default or violation of any law, rule, regulation, judgment, order, permits, or license to which its business is subject;

                           ii. There shall not have been any material adverse change to the business or affairs, financial or otherwise, of the Borrower or any Guarantor;

                           iii. The results of operations of the Borrower have not deviated from the Business Plan in any respect, save and except those variances permitted in Exhibit 4. A.2)iii.

                           iv. The shares of Common Stock initially issuable upon exercise of the Warrants shall have been duly authorized and reserved for issuance upon exercise of the Warrants.

                           v. The Borrower shall have entered into the following contracts with Paul Simmons upon terms satisfactory to the Lender:

                                    a)       Employment Contract;

                                    b)       Repayment Agreement and applicable
                                             promissory notes related thereto;

                                    c)       Reimbursement Agreement and
                                             applicable promissory notes
                                             related thereto;

                  The Borrower shall have complied with the conditions precedent to Tranche 1, and Tranche 2 may be funded, subject to the satisfaction to the foregoing conditions, no later than the last day of the calendar month following the advance made under Tranche 1.

                  4)       $193,000 (Tranche 3)

                  5)       $61,000 (Tranche 4);

                  6)       $156,000 (Tranche 5);

                  7)       $197,500 (Tranche 6);

                  8)       $112,500 (Tranche 7);

                  9)       $46,500 (Tranche 8);

                  10) Borrower shall make each such advance on the last day of the month succeeding the prior advance, in each case under the following conditions:

                           i. Neither the Borrower nor any Guarantor shall be in default of any of its obligations in any agreement with the Lender, or of any other agreement to which the Borrower or any Guarantor is a party, nor shall Borrower or any Guarantor be in default or violation of any law, rule, regulation, judgment, order, permit, or license to which its business is subject

                           ii. There shall not have been any material adverse change to the business or affairs, financial or otherwise, of the Borrower or any Guarantor;

                           iii. The results of operations of the Borrower have not deviated from the Business Plan in any respect, save and except those variances permitted in Exhibit 4. A.2)iii.

                           iv. Notwithstanding the foregoing, the total amount of advances required to be made by Lender to Borrower hereunder shall be reduced, dollar for dollar, by the aggregate amount of the exercise price paid by Lender for the exercise of the Warrants issued hereunder.

         B. As a condition to each advance hereunder the Borrower will provide the Lender with a drawdown certificate in form and substance satisfactory to the Lender certified by an executive officer of the Borrower to the effect that the Representations and Warranties of Borrower made in Section 2 hereof are true and correct as of the date of the advance and that the Borrower has satisfied the conditions for the advance. The advances made hereunder will be evidenced by a Master Promissory Note in the form attached hereto as Exhibit 4.B. Individual advances and payments will be noted on a grid attached thereto.

         C. The Note will be due and payable sixty-one (61) months from the date of the first advance and will bear interest at a fixed rate of ten (10%) per annum, calculated and payable on the last days of June and December of each year, in arrears, with the first payment of interest to be made on December 31, 1995 for the immediately preceding period commencing the date of the initial advance. At the option of the Borrower the amount to be paid on the first payment date may be capitalized and compounded.

         D. The Promissory Note may be prepaid, without bonus or penalty, at any time upon thirty (30) days prior written notice.

         E. Each of the conditions to Closing and to the making of advances set forth in Sections 3 and 4 hereof shall be for the sole benefit of Lender and Lender shall make the final, sole and exclusive determination as to the fulfillment of any of said conditions by Borrower.

         F. Lender reserves the right, in its sole discretion, to accelerate the schedule of advances upon the request of Borrower and the drawdown of any unadvanced portion of the Promissory Note. In such event advances would be made in accordance with Section 4(A) hereof.


5.  GRANT OF SECURITY INTEREST.

         To secure the payment and performance of the Obligations, Borrower hereby pledges, assigns, and transfers to Lender, and grants to Lender a continuing security interest in and to, all of the Collateral.


6.  ISSUANCE OF WARRANTS.

         As a further inducement to the Lender to make the loans to the Borrower specified herein, the Borrower shall, concurrently with the advance of funds under Tranche 1, execute and deliver the Warrant Agreement and issue certificates evidencing that the Lender is the owner of the Warrants. The Warrants shall be issued in accordance with the Warrant Agreement subject to the following terms and conditions:

         (i) The aggregate number of Warrants issued to Lender shall be that number which, assuming exercise of all Warrants by Lender, would, at the time of issue and at all times when such Warrants are outstanding, represent 51% of all of the outstanding Common Stock of the Borrower, on a fully diluted basis, including the shares issuable upon exercise of the Warrants;

         (ii) The aggregate exercise price of the Warrants shall be $2,500,000. Subject to the aggregate exercise price the Lender may designate different exercise prices for the Warrants.

         (iii) The Lender will execute and deliver a separate Warrant Agreement for each different exercise prices;

         (iv) The Lender may tender Promissory Notes issued by the Borrower herein in satisfaction of the exercise price of the Warrants;

         (v) The Borrower shall grant registration rights with respect to the Common Stock exercisable upon exercise of the Warrants;

         (vi) The Warrants shall expire sixty-one (61) months from the date of their issuance, except in the event of a default by Lender hereunder, in which case 50% of the Warrants then outstanding, shall expire within one year from the date of notice of such default;

         (vii) In the event that the Borrower does not have sufficient authorized capital to permit the issuance of sufficient shares of Common Stock to permit Lender, upon exercise of the Warrants, to own 51% of the outstanding Common Stock of Borrower, then, Borrower shall issue to Lender Stock Appreciation Rights. The number, terms and other conditions of such Stock Appreciation Rights shall be as set forth in Exhibit 6(vii) attached hereto.


7.  NEGATIVE COVENANTS.

         Borrower agrees that during the term of this Agreement and so long thereafter as the Warrant and/or any Obligations remain outstanding, it will not, without the prior written consent of Lender:

         A. Enter into any merger of consolidation or effect any reorganization or recapitalization.

         B. Mortgage, pledge, grant, or permit to exist a security interest in, or lien or encumbrance upon, any of its assets or property, real or personal, tangible or intangible, now owned or hereafter acquired except:
(i) Liens in favor of Lender; and (ii) liens arising by operation of law with respect to obligations of Borrower not yet due and payable.

         C. Assume, endorse, guarantee, or otherwise become liable for or upon the obligations of any person, partnership, corporation, or other entity (other than endorsements for deposits in the ordinary course of business).

         D. Incur, create, assume, or permit to exist any indebtedness or liability for borrowed money or any other indebtedness except: (i)indebtedness to Lender; and (ii)accounts payable incurred in the ordinary course of business.

         E. Redeem, purchase, or retire any of the capital stock of Borrower or declare or pay any dividends (including cash, stock dividends or dividends of property or assets), or make any other payment or distribution upon any of the capital stock of Borrower.

         F. Make any investment in, or make any loan or advance to, or declare or pay any bonus to, any person, partnership, or corporation, including officers, stockholders, directors of Borrower, or any of their relatives.

         G. Purchase or otherwise invest in or hold securities, non operating real estate, or other non operating assets, except direct obligations of the United States of America or certificates of deposit or equivalent securities.

         H. Enter into any sale-leaseback transaction, or sell, lease, license, transfer, or otherwise dispose of all or any substantial portion of its assets or the Collateral, except that Borrower may sell inventory and surplus equipment in the ordinary course of business.

         I. Directly or indirectly use or apply all or any portion of the proceeds of any loans made hereunder to purchase or carry any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations, or rulings thereunder, as amended.

         J. Make or permit any substantial change in, or cease in whole or in part, its present business, or engage in any other activities apart from its present business and such business as is contemplated in the Business Plan.

         K. Extend the time for payment of any Receivable or otherwise modify, amend, or impair any of the terms of any Receivable.

         L. Authorize, cause, or permit the issuance or execution of any negotiable warehouse receipt or bill of lading representing any right, title, or interest in and to any Inventory, unless same are forthwith turned over to Lender so that Lender shall continue to have a perfected security interest in such inventory.

         M. Make any change for any reason whatsoever in the executive management, majority ownership, or control of Borrower without the prior written consent of Lender.

         N. Issue or enter into any agreement for the issuance of any class of stock, except as set forth in Exhibit 2.M. hereof.

         O. Incur any obligation, enter into any contract or financial arrangement including any obligation for management compensation or bonuses which obligates the Borrower for an aggregate of $50,000 in any fiscal year or which are not outlined in the approved business plan.

         P. Enter into any transaction with an officer, director, shareholder or other interested party of the Borrower, excluding Lender, which has not been approved by a committee of disinterested directors of the Board of Directors and which is not on terms as least as favorable as the Borrower might obtain from unrelated third parties.

8.  AFFIRMATIVE COVENANTS.

         Borrower hereby covenants and agrees with Lender that it will, during the term of this Agreement and so long thereafter as any Obligations remain outstanding:


         A.       Furnish Lender:

                  (1) Attached hereto as Exhibit 8.A. is the Business Plan of the Borrower, duly adopted by the Board of Directors of the Borrower. Within sixty (60) days prior to the commencement of each fiscal year, commencing with 1997 and for each fiscal year thereafter, the Borrower shall prepare and the Board of Directors shall adopt and deliver to Lender a Business Plan, including projected balance sheet, income and cash flow statements, and a sales and marketing plan and operating plan, which plans shall be the sole responsibility of Borrower and shall be satisfactory in all respects to Lender. In accordance with such business plans, Borrower shall maintain

                           (a) Total Liabilities to Total Net Worth in ratios which will be as set forth in the Business Plan;

                           (b) Working Capital in an amount set forth in the Business Plan;

                           (c) Working Capital ratio in a ratio set forth in the Business Plan;

                                    In addition, actual results for each fiscal
                  quarter and for the immediately preceding four fiscal quarters will not deviate from the Business Plan for the relevant periods.

                  (2) Within ninety (90) days after the last day of each fiscal year of Borrower, a balance sheet and related statements of income, retained earnings, and changes in financial position, each prepared in reasonable detail and in accordance with generally accepted accounting principles consistently applied certified by an independent certified public accountant satisfactory to Lender;

                  (3) Within thirty (30) days after the end of each fiscal quarter of each fiscal year of the Borrower, a balance sheet as at the end of such quarter, statements of income and retained earnings and a comparison of actual results to those set forth in the Business plan for the period from the beginning of the fiscal year to the end of such quarter, certified by an authorized financial or accounting officer of Borrower;

                  (4) Within twenty (20) days after the end of each calendar month, the following financial information prepared in accordance with Generally Accepted Accounting Principles: (a) Balance Sheet, (b) Income Statement, (c) Statement of Changes in financial position; (d) an aged analysis of all outstanding Payables and Receivables, (e) backorder listing (with conversion of orders to shipments from previous month's back order listing), (f) budget variance analysis (comparison of budget versus actual), (g) information concerning quantities, costs and fair market value of Inventory; and (h) calculations of equivalent gallons of product shipped in that month; all of which are to be certified by an officer of the Borrower and in form and substance satisfactory to Lender;

                  (5) Contemporaneously with their filing or delivery, copies of all documents filed with the Securities and Exchange Commission or other federal regulatory body, any stock exchange and all documents, annual reports, proxy statements, press releases or other information delivered to stockholders;

                  (6) Promptly, and in form satisfactory to Lender, such other information as Lender may reasonably request from time to time.

         B. Maintain casualty insurance coverage on its physical assets and other insurance against other risks, including public liability and product liability insurance in such amounts of such types as may reasonably be requested by Lender from time to time, and in any event, as are ordinarily carried by similar businesses. In the case of all policies insuring property in which Lender shall have a security interest of any kind whatsoever, all, such insurance policies shall provide that the proceeds thereof shall be payable to Borrower and Lender, as their respective interest may appear. All said policies or certificates thereof, including all endorsements thereof and those required hereunder, shall be deposited with Lender; and such policies shall contain provisions that no such insurance may be canceled or decreased without ten (10) business days prior written notice to Lender. In the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, Borrower shall cause such insurance coverage to be increased or amended in such a manner and to such extent as prudent business judgment would dictate. If Borrower shall at any time or times hereafter fail to obtain and maintain premium in whole or part relating to any such policies, Lender may, but shall not be obligated to, obtain and/or cause to be maintained insurance coverage with respect to the assets of Borrower, including, at Lender's option, the coverage provided by all or any of the policies of Borrower and pay all or any part of the premium thereunder, without waiving any Event of Default by Borrower, and any sums to disbursed by Lender shall be additional Obligations of Borrower to Lender payable on demand. Lender shall have the right to settle and compromise any and all claims under any of the policies required to be maintained by Borrower hereunder; to demand, receive, and receipt for all monies payable thereunder; and to execute in the name of Borrower or Lender or both any proof of loss, notice, or other instruments in connection with such policies or any loss thereunder.

         C. Permit Lender, through its authorized attorneys, accountants, and representatives, to examine the Inventory and to inspect, examine and copy the books, accounts, records, ledgers, and assets of every kind and description of Borrower at all reasonable times.

         D. Promptly notify Lender of any condition or event that constitutes, or would constitute with the passage of time or giving of notice or both, a default under this Agreement, and promptly inform Lender of any events or changes in the business, properties, or condition, financial or otherwise, of Borrower, that when individually or cumulatively viewed in light of prior financial statements, and/or events, may result in a material adverse change in the financial condition of Borrower.

         E. Maintain in good standing its corporate existence in its jurisdiction of incorporation and its status as a foreign corporation qualified to do business in those jurisdictions where it is required to be qualified. In addition, the Borrower will continue in its existing business and do all things necessary to keep in full force and effect its corporate existence, rights and franchises. The Borrower will conduct its business in an orderly and efficient manner consistent with good business practices, and perform and comply with all statutes, rules, regulations or ordinances imposed by any governmental unit on the Borrower and its business and operations, including, without limitation, those pertaining to compliance with federal and state securities law and environmental matters. The Borrower will maintain, or cause to be maintained, in good repair, working order and condition all properties and equipment used or useful in its business.

         F. If Borrower shall now or hereafter maintain an employee benefit plan covered by SS.4021 (a) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), relating plan termination insurance, it shall: (a) furnish Lender a copy of each annual report, together with any schedules or other attachments thereto, required to be filed with the Secretary of Labor or any other governmental official pursuant to ERISA; (b) furnish Lender a copy of any notice of a reportable event required to be furnished to the Pension Benefit Guaranty Corporation ("PBGC") or other governmental agency;
(c) notify Lender of the institution of any proceedings by the PBGC under SS.4042 of ERISA promptly after the filing of such reports or notices or institution of such proceedings.

         G. Notify Lender immediately if any Receivables arise out of contracts with the United States or any department, agency, or instrumentality thereof, and Borrower shall execute any instruments and take any steps to perfect the assignment of the rights of Borrower to Lender as required under the Federal Assignment of Claims Act or any similar act or regulation.

         H. Notify Lender not less than thirty (30) days prior to (i) any change of its name or use of any trade names or (ii) any change in the address of the chief executive office and/or chief place of business of Borrower, the location of any records pertaining to the Receivables and all books and records of the Borrower, and the address where any Inventory is or may be stored.

         I. Promptly notify Lender of any disputes that shall arise in connection with a Receivable or if a Receivable is not paid when due, or if any petition in bankruptcy or under any other insolvency act for the relief of debtors with respect to a Customer is filed, or if a Customer makes an assignment for the benefit of creditors, becomes insolvent, or ceases to carry on its business, or if Borrower has notice of any facts or circumstances that could reasonably be expected to have an adverse effect upon the ability of Customer to pay the Receivable.

         J. Upon the creation of a Receivable, or at such other intervals as Lender may hereafter determine, Borrower shall provide Lender, at its request, with confirmatory assignment schedules; copies of all invoices relating to the Receivable; evidence of shipment or delivery of Inventory; and such further information and/or schedules as Lender may reasonably require, all in a form satisfactory to Lender.

         K. Keep complete and accurate books and records with respect to the business of the Borrower and the Collateral consistent with good business practice including current stock, cost, and sales records of Inventory, accurately itemizing and describing the kinds, types, and quantities of Inventory, and the cost and selling price thereof; further, the Borrower will keep complete and accurate books and records of customers, orders, order patterns, pricing, marketing programs, research and proprietary information.

         L. At any time and from time to time upon request of Lender, execute and deliver to Lender, in form and substance satisfactory to Lender, negotiable promissory notes for any or all of the Obligations and/or such documents in respect of the Obligations or perfect or maintain perfected the security interest of Lender in the Collateral or that may be necessary to comply with the provisions of the law of the States of Florida and Delaware or the law of any other jurisdiction in which Borrower may then be conducting business or in which any of the Collateral may be located. Borrower shall not be required to execute duplicate of existing promissory notes.

         M. As long as the Warrants are outstanding, the Board of Directors of the Borrower shall:

                  1) invite two individuals designated by the holders of the majority of the outstanding Warrants to attend and observe all meetings of the Board of Directors of Borrower and any meetings of any committee of the Board of Directors of the Borrower.

                  2) Upon the written request of the holders of a majority of the then outstanding Warrants to elect up to two designees of the Lender to fill vacancies on the Board of Directors, such vacancies created by resignation or removal.

                  3) Provided the Lender has funded $1,750,000 in loan advances and/or stock purchases through the exercise of warrants, upon the written request of the holders of a majority of the then outstanding Warrants to nominate the designees of Lender for election as directors of the Borrower, recommend such nominees to the stockholders for approval and, if otherwise than at an annual stockholders meeting, provide an opportunity at a special meeting or by written consent for the stockholders to vote upon such nominees which shall upon the election of all thereof, constitute, after the appointment a majority of the directors of Borrower, which may include shareholder approval, if necessary, to increase the size of the Board of Directors of Borrower.

         N. Arrange for the purchase of directors' and officers' liability insurance and other liability insurance satisfactory to the Lender.

         O. Provide full cooperation with the Lender in any syndication, assignment or participation in this Agreement should the Lender exercise its right to assign its interest herein in whole or in part.

         P. Immediately notify Lender by telephone or facsimile and provide hard copies to Lender within two working days of any notices received or issued which in any way relate to any agreement between the Borrower, any of its subsidiaries, and Paul Simmons.


9.  EVENTS OF DEFAULT

         The occurrence or any one or more of the following events shall constitute an Event of Default hereunder:

         A. (i) If a default occurs in the payment of any installment of principal in respect of any of the Obligations as and when due, whether at stated maturity, by acceleration, by notice of prepayment, by operation of
Section 9 or otherwise; or (ii) failure to pay any interest on any of the Obligations and such default continues for a period of five (5) days, except where the Borrower is permitted to capitalize interest;

         B. If a default occurs in the observance or performance of any covenant or agreement of Borrower herein set forth or set forth in any agreement, note, or other instrument heretofore, now, or hereafter executed by Borrower in favor of Lender;

         C. If any representation, warranty, certificate, schedule, or other information made or furnished by Borrower herein or pursuant hereto is or shall be untrue or misleading in any material respect or is found to have omitted to state any material fact;

         D. If a default occurs in the performance of any material obligation of Borrower to any third party which remains uncured for a period of thirty (30) days;

         E. If there is loss, theft, or destruction of or damage to, any substantial portion of the property of Borrower for which there is either no insurance coverage or for which, in the opinion of Lender, there is insufficient insurance coverage, or the making of any levy, seizure, or attachment upon the Collateral or upon any substantial portion of other property of Borrower by any third party;

         F. If Borrower becomes insolvent or if a creditors' committee is appointed for the business of Borrower; or if Borrower makes an assignment for the benefit of creditors, or is adjudicated bankrupt, or if a petition in bankruptcy or for reorganization or to effect a plan of arrangement with creditors is filed by or against Borrower; or if Borrower applies for or permits the appointment of a receiver or trustee for any of its property or assets, or if any such receiver or trustee is appointed for any of its property or assets; or if any of the above actions or proceedings whatsoever are commenced by or against Borrower or any guarantor of or any other party liable for any of the Obligations and are not dismissed within thirty (30) days;

         G. If a proceeding is filed or commenced by or against Borrower or any guarantor of any of the Obligations for its dissolution or liquidation, or if Borrower or any guarantor voluntarily or involuntarily dissolves or is dissolved, terminates or its terminated and such proceeding is not dismissed within thirty (30) days;

         H. If Borrower or any guarantor of any of the Obligations is permanently enjoined, restrained, or in any way prevented by court order from conducting all or any material part of its business affairs; or

         I. If there is a termination for any reason of any guaranty of, or contract of surety for, the Obligations, or termination of any subordination agreement for the benefit of Lender in connection with the transactions contemplated by this Agreement.

         J. If there is any money judgment, writ or warrant of attachment, or similar process involving in any individual case or in the aggregate at any time an amount in excess of $10,000 (not covered by insurance) shall be entered or filed against Borrower or any of Borrower's assets by a final, nonappealable order of a court of competent jurisdiction and shall remain undischarged, unvacated, unbounded or unstayed for a period of thirty
(30) days;

         K. If Borrower shall deviate from the Business Plan without the consent or waiver of Lender;

         J. If any material provision of this Agreement or any other Loan Document shall cease to be a valid and binding obligation against the Borrower or Borrower shall so state in writing.

         If any Event of Default shall occur, then or at any time thereafter, while such Event of Default shall continue, Lender may discontinue any further advances hereunder. Thereafter, the subsequent cure of the Event of Default by Borrower shall not require the Lender to make any further advances hereunder except at its sole option. In addition, Lender may declare all Obligations to be due and payable, without notice, protest, presentment, or demand, all of which are hereby expressly waived by Borrower.


10.  RIGHTS AND REMEDIES.

         Lender shall have, by way of example and not of limitation, the rights and remedies set forth in SS.10A (i) through (v) inclusive and 10C at all times prior to and/or after the occurrence of an Event of Default and shall have all of the rights and remedies enumerated herein after the occurrence of an Event of Default;

         A. Lender, and any officer or agent of Lender, is hereby constituted and appointed as true and lawful attorney-in-fact of Borrower with full power to (i) notify or require Borrower to notify any and all Customers that the Collateral has been assigned to Lender and/or that Lender has a security interest in the Collateral; (ii) endorse the name of Borrower upon any notes, checks, acceptances, drafts, money orders, or other instruments of payment (including payments made under any policy of insurance) that may come into possession of Lender in full or part payment of any amount owing to Lender; (iii) sign and endorse the name of Borrower upon any invoice, freight, or express bill, bill of lading, storage or warehouse receipt, draft against a Customer, assignment, verification or notice in connection with Receivables, and any instrument or document relating thereto or to rights of Borrower therein; (iv) notify the post office authorities to change the address for delivery of mail of Borrower to an address designated by Lender and to receive, open, and dispose of all mail addressed to Borrower; (v) send requests for verifications of Collateral to Customers or account debtors; (vi) sell, assign, sue for, collect, or compromise payment of all or any part of the Collateral in the name of Borrower or in its own name, or make any other disposition of Collateral, or any part thereof, which disposition may be for cash, credit, or any combination thereof, and Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations; granting to Lender, as the attorney-in-fact of Borrower, full power of substitution and full power to do any and all things necessary to be done in and about the premises fully and effectually as Borrower might or could do but for this appointment, hereby ratifying all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof. Neither Lender nor its agents shall be liable for any acts or omissions or for any error of judgment or mistake of fact or law in its capacity as such attorney-in-fact. This power of attorney is coupled with an interest and shall be irrevocable during the term of this Agreement and so long as any Obligations shall remain outstanding.

         B. Lender shall have the right to enter and/or remain upon the premises of Borrower without any obligation to pay rent to Borrower or others, or any other place or places where any of the Collateral is located and kept and: (i) remove Collateral therefrom to the premises of Lender or any agent of Lender, for such time as Lender may desire, in order to maintain, collect, sell, and/or liquidate the Collateral or, (ii) use such premises, together with material, supplies, books, and records of Borrower, to maintain possession and/or the condition of the Collateral, and to prepare the Collateral for sale, liquidation, or collection. Lender may require Borrower to assemble the Collateral and make it available to Lender at a place to be designated by Lender that is reasonably convenient to both parties.

         C. Lender shall have a right, to set off, without notice to Borrower, any and all deposits or other sums at any time or times credited by or due from Lender to Borrower, whether in a special account or other account or represented by a certificate of deposit (whether or not matured), which deposits and other sums shall at all times constitute additional security for the Obligations and may be set off at any time against all or any part of the Obligations on which Borrower is primary obligor whether or not they are then due and whether other security held by Lender is deemed by it to be adequate and, with respect to Obligations on which Borrower is a secondary obligor, may be set off at or after maturity.

         D. Lender shall have, in addition to any other rights and remedies contained in this Agreement, and any other agreements, guarantees, notes, instruments, and documents heretofore, now, or at any time or times hereafter executed by Borrower and delivered to Lender, all of the rights and remedies of a secured party under the Uniform Commercial Code in force in the State of Florida and Delaware as of the Date of Agreement, all of which rights and remedies shall be cumulative, and non-exclusive, to the extent permitted by law.

         E. Any notice required to be given by Lender of a sale or other disposition or other intended action by Lender with respect to any of the Collateral, or otherwise, made in accordance with the terms of this Agreement at least five (5) days prior to such proposed actions, shall constitute fair and reasonable notice to Borrower of any such action. The net proceeds realized by Lender upon any such sale or other disposition, after deduction of the expenses of retaking, holding, preparing for sale, selling, or the like and reasonable attorneys' fees and any other expenses incurred by Lender, shall be applied toward satisfaction of the Obligations hereunder. Lender shall account to Borrower for any surplus realized upon such sale or other disposition and Borrower shall remain liable for any deficiency. The commencement of any action, legal or equitable, shall not affect the security interest of Lender in the Collateral until the Obligations hereunder or any judgment therefor are fully paid.


11. INDEMNITY FOR COSTS AND EXPENSES

         A. The Borrower shall indemnify the Lender for any suits, claims or any losses whatsoever sustained or incurred in connection with the transactions contemplated herein. The Borrower will reimburse Lender for all of Lender's costs (including, but not limited to, legal fees, accounting fees, costs related to inspections, filing, stamp or other taxes or governmental charges, travel expenses, etc.) in connection with all matters contemplated by this Agreement (except costs related to due diligence), including, but not limited to, the costs related to the facilities to be advanced hereunder or the costs incurred in connection with the Warrants and all costs incurred in connection with the registration of the common stock underlying the Warrants.

         B. The Borrower will be responsible for all of its costs in connection with the transactions contemplated by this Agreement.

         C. The Borrower agrees to indemnify, defend and hold Lender harmless from any claims, liabilities, costs, or suits arising directly or indirectly from the obligations of Borrower in this Section 10.


12. TERM OF AGREEMENT.

         The term of this Agreement shall commence on the Date of Agreement and shall continue in full force and effect and be binding upon Borrower until all Obligations shall have been fully paid and satisfied. So long as any Obligations are outstanding Borrower shall continue to assign Receivables to Lender and turn over all collections to Lender as provided herein in the Event of

Default, and Lender shall retain the security interest, lien, and rights granted to it hereunder until all the Obligations are paid in full and satisfied.


13. GENERAL PROVISIONS.

         A. The failure of Lender at any time or times hereafter to require strict performance by Borrower of any of the provisions, warranties, terms, and conditions in this Agreement or in any other agreement, guaranty, note, instalment, or document now or at any time or times hereafter executed by Borrower and delivered to Lender shall not waive, affect, or diminish any right of Lender at any time or times hereafter to demand strict performance thereof. No rights of Lender hereunder shall be deemed to have been waived by any act or knowledge of Lender, its agents, officers, or employees, unless such waiver is contained in an instrument in writing signed by an officer of Lender. No waiver by Lender of any of its rights shall operate as a waiver of any other of its rights or any of its rights on a future occasion.

         B. Any demand or notice required or permitted to be given hereunder shall be deemed effective: (i) if delivered by facsimile transmission: on the date, following the date of such transmission; (ii) if delivered by mail: on the date which is three days following the date the demand or notice was deposited in the United States mail, and sent by certified mail, return receipt requested, postage prepaid, addressed to Lender at Lender or to Borrower at the addresses shown below, to wit:


Borrower:                                    Lender.
Veridien Corporation                         Dunvegan Mortgage Corporation
800 Sarasota Quay                            222 Delaware
Sarasota, Florida 34236                      P.O. Box 2306
                                             Wilmington, Delaware 19899


or to such other address as may be provided in writing prior to the giving of such notice by the party to be notified, on ten (10) days' prior written notice to the other party, unless some other time period is specified herein.

         C. This Agreement is intended to supersede all prior agreements between the parties hereto and contains the entire understanding between the parties hereto with respect to the transactions contemplated herein and such understanding shall not be modified except in writing signed by or on behalf of the parties hereto.

         D. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. Should any portion of this Agreement be declared invalid for any reason in any jurisdiction, such declaration shall have no effect upon the remaining portions of this Agreement, and the entirety of this Agreement shall continue in full force and effect in all other jurisdictions and said remaining portions of the Agreement shall continue in full force and effect in the subject jurisdiction as if this Agreement had been executed with the invalid portions thereof deleted.

         E. If Lender seeks to take possession of any or all of the Collateral by court process, Borrower hereby irrevocably waives any bonds and any surety or security relating thereto required by any statute, court rule, or otherwise as an incident to such possession, and waives any demand for possession prior to the commencement of any suit or action to recover with respect thereto.

         F. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the heirs, administrators, successors, and assigns of Lender and Borrower; provided, however, Borrower may not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of Lender.

         G. This Agreement is and shall be deemed to be a contract entered into and made pursuant to the laws of the State of Delaware and shall in all respects be governed, construed, applied, and enforced in accordance with the laws of said state; in the event that the Lender brings any action hereunder in any court of record of Delaware or the United States of America, Borrower consents and confers personal jurisdiction over the Borrower by such court or courts and agrees that service or process may be made upon the Borrower by mailing a copy of the summons to Borrower as provided in SS.13B, and in any action hereunder Borrower waives the right to demand a trial by jury.

         H. If, prior hereto and/or at any time or times hereafter, Lender shall employ counsel in connection with the execution and consummation of the transactions contemplated by this Agreement or to commence, defend, or intervene, file a petition, complaint, answer, motion, or other pleadings, or to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) relating to this Agreement, the Collateral, or any other agreement, guaranty, note, instrument, or document heretofore, now or at any time or times hereafter executed by Borrower and delivered to Lender, or to protect, collect, lease, sell, take possession of, or liquidate any of the Collateral, or to attempt to enforce or to enforce any security interest in any of the Collateral, or to enforce any rights of Lender hereunder, whether before or after the occurrence of any Event of Default, or to collect any of the Obligations, then in any of such events, all of the reasonable attorneys' fees arising from such services, and any expense, costs, and charges relating thereto, shall be part of the Obligations, payable on demand and secured by the Collateral.

         I. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

         J. Each reference herein to Lender shall be deemed to include its successors and assigns, and each reference to Borrower and any pronouns referring thereto as used herein shall be construed in the masculine, feminine, neuter, singular, or plural, as the context may require, and shall be deemed to include the legal representatives, successors, and assigns of Borrower, all of whom shall be bound by the provisions hereof.

         K. Lender shall have the right to syndicate, assign or participate its interest herein, in whole or in part, to one or more parties without limitation. In such event, the term "Lender" herein shall refer to all such assignees or participants. Borrower agrees that any such assignment may be made without notice and further agrees to cooperate fully with Lender in the execution of any such assignment and further agrees to execute such documents as Lender may from time to time require in connection with any such assignment, participation or syndication. In the event of such syndication, however, Borrower shall only be required to deliver notices and the other materials required to deliver to Lender herein to the lead Lender.

         L. The term "Borrower" as used herein shall, if this Agreement is signed by more than one borrower, mean unless this Agreement otherwise provides or unless the context otherwise requires, the "Borrower and each of them" and each and every representation, promise, agreement, and undertaking shall be joint and several except that the granting of the security interest, right of setoff, and lien, shall be by each Borrower in its respective properties. If there is more than one borrower, any loan or advance hereunder shall be deemed to be made at the request of and for the benefit of each Borrower (since Borrowers are affiliates and/or their respective businesses are closely integrated and interrelated).

         M. The section headings herein are included for convenience only and shall not be deemed to be a part of this Agreement.


                                            Veridien Corporation




                                            By:
                                               --------------------------------
                                                     Chairman & Chief Executive
                                                     Office


                                            By:
                                               --------------------------------
                                                     Secretary


                                            Dunvegan Mortgage Corporation




                                            By:
                                               --------------------------------
                                                     Authorized Agent

List of Exhibits to Loan and Security Agreement*
Lender:  Dunvegan Mortgage Corporation
Borrower:  Veridien Corporation



Exhibit No.                         Description

2. A.                               Subsidiaries, Limited Liability Companies,
                                    Partnerships and Joint Ventures
2.A. 1                              List of Proposed Business Ventures
2.B.                                List of Trade Names, Business Combinations,
                                    other business addresses, etc.
2.E.                                List of Claims
2.F.                                List of Properties Subject to Lien
2.G.                                Financial Statements of Borrower
2.H.                                Other Places of Business of Borrower and
                                    Locations of Inventory
2.J.                                Events of Default
2.K.                                List of Material Contracts and Defaults in
                                    Contractual Obligations
2.M.                                Capitalization of Borrower
2.O.                                Patents, Trademarks, Copyrights
2.Q.                                Environmental Non-Compliance
2.R.                                FDA permits, licenses, etc.
3.B.                                Loan Documents
                                    1)       Loan and Security Agreement
                                    2)       Master Promissory Note
                                    3)       General Security Agreement
                                    4)       Security Agreement Pledge
                                    5)       Guaranty
                                    6)       Security Agreement -- Rost
                                    7)       Security Agreement -- Marquit
                                    8)       Assignment of Tradenames
                                    9)       Assignment of Patents and Copyrights,
                                             Licenses
                                    10)      Warrant Agreements
                                    11)      Warrant Certificates
                                    12)      Certificate of Borrower
                                    13)      Opinions of Counsel
                                    14)      Termination Statement -- Simmons
                                    15)      Financing Statements
4.A.2)iii.                          Permitted Deviations from Business Plan
4.B.                                Master Promissory Note
6(vii)                              Stock Appreciation Rights
8.A.                                Business Plan

STATE OF GEORGIA

COUNTY OF FULTON

                             NOTARY ACKNOWLEDGEMENT

Before the undersigned notary public appeared Mr. William Hicks, who stated that he is the Secretary of Veridien Corporation, a Delaware Corporation, and who executed in my presence in Atlanta, Georgia, on October ________, 1995, at approximately _____ o'clock p.m. the following documents appended hereto:

         1.       Loan and Security Agreement;

         2.       Master Promissory Note




                                                     --------------------------
                                                     Notary Public

                                                     My commission Expires

                                                     [NOTARIAL SEAL]